Exhibit 99.1
Local Bounti Announces First Quarter 2024 Financial Results

First customer deliveries from Washington and Texas facilities shipping in second quarter

Expands penetration in Pacific Northwest and Texas with new retail customers, including Albertsons Seattle and Brookshire's

Expected to close on $228 million of financing commitments in the second quarter to support 2024 projects — including additional capacity at existing facilities and building of a new greenfield facility in the Midwest

Grab-and-Go Salad Kits gaining distribution momentum

Provides full year 2024 sales guidance of $50 to $60 million, representing a doubling of revenue versus 2023
HAMILTON, MT – May 9, 2024 – Local Bounti Corporation (NYSE: LOCL) ("Local Bounti" or the "Company"), a breakthrough U.S. indoor agriculture company, today announced its financial results for the three months ended March 31, 2024 and provided initial full year 2024 guidance.

"Our first quarter results were consistent with our expectations and demonstrated strong operational progress from a combination of recent improvements we've made to our business, keeping us on track to achieve positive adjusted EBITDA1 generation in early 2025," stated Craig Hurlbert, CEO of Local Bounti. "Since December, we've significantly increased packed volumes at our Georgia facility and continue to sustain production levels that are three-times that of a year ago. We also recently initiated a scaled trial for a differentiated use of our Stack towers that in a smaller trial demonstrated a further yield increase of at least 10% beyond what we are currently achieving in Georgia. We expect to receive those results later in the second quarter. This is an example of our relentless pursuit of efficiencies and builds upon our learnings to date that are reflected in our new purpose-built facilities in Washington and Texas. These facilities will allow us to maximize the advantages inherent in our patented Stack & Flow Technology with an operational design that creates efficiencies and drives productivity."

Mr. Hurlbert continued, "Looking to the second quarter, shipments from these facilities are commencing and we expect them to provide critical capacity to support the expansion of our product assortment this year. On that note, we are excited about our progress expanding the distribution of our Grab-and-Go Salad Kits in the second quarter. We're also thrilled to have attracted new customers, including Albertsons Seattle and Brookshire's, which strengthens our distribution in the Pacific Northwest and Texas. The efficiency of our capacity combined with new compelling product offerings has our business on track to deliver a step-up in revenue growth in the second half of this year to achieve our full year guidance, which calls for a doubling of revenue versus 2023."

First Quarter 2024 Financial Summary

•Sales increased 25% to $8.4 million in the first quarter of 2024, as compared to $6.7 million in the prior year period. The increase was primarily due to increased production and growth in sales from the Company's facility in Georgia.
•Gross income was $0.8 million in the first quarter of 2024. Adjusted gross margin percentage1 was approximately 24%, excluding depreciation, stock-based compensation, business combination related integration costs, and other nonrecurring items. Adjusted gross margin performance was driven by costs associated with the ongoing optimization and scaling up of the Company's facilities. The Company expects that, over time, its adjusted gross margin will increase as a percentage of sales, as a result of the continued scaling of the business and initiatives to optimize production costs.

•Selling, general, and administrative expenses decreased by $8.4 million to $7.6 million in the first quarter of 2024, as compared to $16.0 million in the prior year period, driven by cost savings actions the Company took in the fourth quarter of 2023 to streamline its organizational structure, as well as lower stock-based compensation expense. The Company expects to continue to benefit from its lower cost base through the end of 2024.

•Net loss was $24.1 million in the first quarter of 2024 as compared to net loss of $23.5 million for the prior year period.

•Adjusted EBITDA1 loss was $6.9 million, which excludes a net benefit of $0.9 million in stock-based compensation, $9.6 million in interest expense, $3.2 million of depreciation and amortization, $4.2 million loss on change in fair value of warrant liability, and $0.8 million of business combination and integration costs. Adjusted EBITDA loss for the first quarter of 2024 compares to a loss of $7.4 million in the prior year period and a loss of $9.4 million in the fourth quarter of 2023.

1See reconciliation of the non-GAAP measures at the end of this press release.

Commercial Facility Expansion Update

Byron, Georgia Facility Continues to Operate at Heightened Levels of Production
In the first quarter, the Company increased production by an additional 50% compared to December 2023, which equates to production that is approximately three-times that of a year ago, and this has continued through April. The Company recently initiated scaled trials for a differentiated use of its Stack towers that have in a smaller trial demonstrated a further yield increase of at least 10% beyond what is currently being achieved. The Company expects to receive those results later in the second quarter of 2024. Local Bounti is focused on satisfying existing demand from retailers across the southeastern U.S. In March, the Company delivered its first shipment of Spinach to customers from the Georgia facility.

Commissioning Progressing at Mount Pleasant, TX & Pasco, WA Facilities, Shipping First Product to Customers
The Company commenced operations and seeding at both its Texas and Washington facilities in late January and is shipping its first product to customers in the second quarter. The Texas facility fortifies Local Bounti's distribution in markets across Texas, Oklahoma, Louisiana, Mississippi, Arkansas, Kansas, and Missouri. The Washington facility bolsters the Company's distribution capabilities in the Pacific Northwest to serve its expanding retail customer base.

Announces Intent to Expand Capacity at Existing Facilities in 2024
Plans remain underway to build additional capacity across the Company's network of facilities enabled with its Stack & Flow Technology. The locations and degree of expansion will be announced at a future date, but construction is currently anticipated to begin late in the second quarter of 2024. The planned expansions are designed to provide additional capacity and allow for the Company's growing product assortment to meet existing demand from Local Bounti's direct relationships with blue-chip retailers and distributors.

Next Facility to be Opened in the Midwest
Local Bounti is planning its next high-tech Stack & Flow facility to be built in the Midwestern U.S. The region is in close proximity to existing customers' distribution networks and will support growing retail demand for the Company's products, improve service to retail partners throughout the Midwest, and also provide improved access to the Northeast. The Company expects to name the future location following completion of negotiations and is targeting construction to begin in the third quarter of 2024. This future facility is expected to comprise a six-acre greenhouse that is supported by multiple Stack zones.

Hamilton, Montana Facility to Transition from R&D to Commercial Production
The transition of the Company's Montana facility from a research and development focus to a commercially oriented focus growing produce for sale to customers is on track for mid-year completion. This transition will follow the capacity enhancements brought about by the completion of the Georgia facility and the commencement of operations at both Texas and Washington and is expected to help drive the Company toward its goals of achieving positive adjusted EBITDA in early 2025.

Product Development & Distribution

Starting in the second quarter of 2024, Local Bounti expects to expand distribution of its Grab-and-Go Salad Kits to customers throughout the Pacific Northwest and Southern United States, which will include approximately 700 doors of incremental distribution to the Company's current footprint and include four unique flavor offerings: Artisanal Chicken Caesar, Memphis Inspired Chicken, Sweet Poppy Power, and Modern Greek Style.

The Company is set to expand its baby leaf assortment in the third quarter of 2024 by introducing several high-velocity offerings including Arugula, Baby Spinach & Spring Mix Blend, and Power Greens. While the Company is still scaling up these products, it is pleased to have delivered its first shipment of Spinach to customers in March out of the Georgia facility.

Stack & Flow Technology Patent

In February 2024, the United States Patent and Trademark Office issued a patent to Local Bounti for its proprietary Stack & Flow Technology. Stack & Flow Technology, which combines the best of vertical and greenhouse growing technologies, enables superior unit economics and efficiencies across the production cycle. Plants spend early development in a stacked nursery design, reducing facility square footage. When the plants reach targeted maturity, they are transported to hydroponic greenhouses, which are arranged on horizontal planes with natural sunlight and other controlled environment variables, resulting in optimal growth conditions specified for each type of plant as well as space and energy efficiency. With less land requirement and fewer days in the greenhouse, Stack & Flow Technology enables lower capital expenditure, lower operating expenses, higher labor efficiency and higher yield compared to results published by greenhouse farms and other CEA operations.

Capital Structure

The Company ended with cash and cash equivalents and restricted cash of $14.7 million as of March 31, 2024. In the second quarter of 2024, Local Bounti expects to close on its four previously disclosed Conditional Commitment Letters ("CCLs") from a commercial finance lender that were executed in the second half of 2023. Together, the CCLs provide for total financing of approximately $228 million to fund its 2024 facility expansions, its new greenfield facility in the Midwest, and to repay certain existing construction financing which will lower the Company’s cost of capital. The funding expected pursuant to the CCLs is subject to the completion of definitive documents and the satisfaction of customary closing conditions.

As of March 31, 2024, Local Bounti had approximately 8.4 million shares outstanding, 6.2 million common shares under warrants outstanding, and approximately 0.5 million restricted stock units outstanding. As of March 31, 2024, including these warrants and restricted stock units, the Company had a fully diluted share count of approximately 15.1 million shares outstanding.

The Company believes that it has access to capital to fund its operations, complete the construction of its ongoing projects, and reach positive adjusted EBITDA in early 2025. This includes cash on the balance sheet and construction financing arrangements.

The Company continues to pursue opportunities to lower its cost of capital and replace its construction financing, including sale leaseback transactions and its work with a licensed United States Department of Agriculture (USDA) lender.

Financial Outlook

Management is providing its full year 2024 sales guidance of $50 to $60 million, which reflects expected production from its fully operational Georgia, California and Montana facilities, and to a lesser extent, the partial year contribution from production ramping up at its Texas and Washington facilities.

Conference Call

The Company will host a conference call with members of the Local Bounti executive management team. The conference call is scheduled to begin at 8:00 a.m. ET on Thursday, May 9, 2024. To participate on the live call, listeners in North America may dial (800) 715-9871 and international listeners may dial +1 (646) 307-1963. The Conference ID is 3227039.

In addition, the call will be broadcast live via webcast, hosted at the "Investors" section of the Company's website at localbounti.com and will be archived online.

About Local Bounti

Local Bounti is redefining indoor farming with an innovative method – its patented Stack & Flow Technology® – that significantly improves crop turns, increases output and improves unit economics. Local Bounti operates advanced indoor growing facilities across the United States, servicing approximately 13,000 retail doors. Local Bounti grows healthy food utilizing a hybrid approach that integrates the best attributes of controlled environment agriculture with natural elements. Local Bounti's sustainable growing methods are better for the planet, using 90% less land and 90% less water than conventional farming methods. With a mission to 'bring our farm to your kitchen in the fewest food miles possible,' Local Bounti's food is fresher, more nutritious, and lasts longer than traditional agriculture. To find out more, visit localbounti.com or follow Local Bounti on LinkedIn for the latest news and developments.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terms such as "expect," "will," "continue," "believe," expect," "estimate," "project," "intend," "should," "is to be," or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding funding pursuant to the CCLs; shipments at the Texas and Washington facilities; 2024 expansion projects and the closing of financing commitments to support these projects; product expansions; transition of the Montana facility; financial guidance for 2024; lowering cost of capital; evaluation of lower cost or replacement debt; and sufficiency of capital. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms, or at all; the risk that Local Bounti will not be able to close the financings contemplated by the CCLs; Local Bounti's ability to effectively integrate the acquired operations of any CEA or similar operations which it acquires into its existing operations; the ability of Local Bounti to retain and hire key personnel; the Company's ability to meet the continued listing requirements of the New York Stock Exchange or cure noncompliance; the uncertainty of projected financial information; if and when the Company will repurchase the stock authorized by its Board of Directors and the impact of the share repurchase program to the Company and its stockholders; Local Bounti's increased leverage as a result of additional indebtedness incurred in connection with the acquisition of Pete's or as the result of the incurrence of additional future indebtedness; restrictions contained in Local Bounti's debt facility agreements with Cargill; Local Bounti's ability to repay, refinance, restructure and/or extend its indebtedness as it comes due; Local Bounti's ability to generate revenue; the risk that Local Bounti may never achieve or sustain profitability; the risk that Local Bounti could fail to effectively manage its future growth; Local Bounti's ability to build out additional facilities; reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices; Local Bounti's ability to decrease its cost of goods sold over time; potential for damage to or problems with Local Bounti's facilities; Local Bounti's ability to attract and retain qualified employees, including management; Local Bounti's ability to develop and maintain its brand or brands it may acquire; Local Bounti's ability to maintain its company culture or focus on its vision as it grows; Local Bounti's ability to execute on its growth strategy; the risks of diseases and pests destroying crops; Local Bounti's ability to compete successfully in the highly competitive natural food market; Local Bounti's ability to defend itself against intellectual property infringement claims; changes in consumer preferences, perception and spending habits in the food industry; seasonality; Local Bounti's ability to achieve its sustainability goals; and other risks and uncertainties indicated from time to time, including those under "Risk Factors" and "Forward-Looking Statements" in Local Bounti's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 28, 2024, as supplemented by other reports and documents Local Bounti files from time to time with the SEC. Local Bounti cautions that the foregoing list of factors is not exclusive and cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date hereof. Local Bounti does not undertake or accept any obligation or undertaking to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Non-GAAP Financial Information

This press release contains references to adjusted EBITDA, adjusted gross profit, adjusted gross margin percentage and adjusted selling, general and administrative expense, which are adjusted from results based on generally accepted accounting principles in the United States ("GAAP") and exclude certain expenses, gains and losses. The Company defines and calculates adjusted EBITDA as net loss attributable to Local Bounti before the impact of interest expense, depreciation, amortization, and adjusted to exclude stock-based compensation expense, change in fair value of warrant liability, business acquisition and strategic transaction due diligence and integration related costs, utilities price spike and inclement weather related costs, loss on disposal of fixed assets, and certain other non-core items. The Company defines and calculates adjusted gross profit as gross profit excluding depreciation, stock-based compensation, business acquisition and strategic transaction due diligence and integration related costs, and certain other non-core items. The Company defines and calculates adjusted gross margin percentage as adjusted gross profit as a percent of sales. The Company defines and calculates adjusted selling, general and administrative expense as selling, general and administrative expense excluding stock-based compensation, depreciation, amortization, business acquisition and strategic transaction due diligence and integration related costs, and certain other non-core items.

These non-GAAP financial measures are provided to enhance the user's understanding of the Company's prospects for the future and the historical performance for the context of the investor. The Company's management team uses these non-GAAP financial measures in assessing performance, as well as in planning and forecasting future periods. These non-GAAP financial measures are not computed according to GAAP and the methods the Company uses to compute them may differ from the methods used by other companies. Non-GAAP financial measures are supplemental, should not be considered a substitute for, or superior to, financial information presented in accordance with GAAP and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Refer to the attached financial supplement for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures for the three months ended March 31, 2024.

Contact:

Kathleen Valiasek, Chief Financial Officer
Local Bounti
investors@localbounti.com

LOCAL BOUNTI CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$8,242	$10,326
Restricted cash	6,489	6,569
Accounts receivable, net	3,360	3,078
Inventory, net	4,960	4,210
Prepaid expenses and other current assets	2,620	2,805
Total current assets	25,671	26,988
Property and equipment, net	344,112	313,166
Operating lease right-of-use assets	155	172
Intangible assets, net	40,461	41,353
Other assets	3,008	73
Total assets	$413,407	$381,752

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$12,778	$14,640
Accrued liabilities	19,314	17,204
Financing obligation	25	—
Operating lease liabilities	76	97
Total current liabilities	32,193	31,941
Long-term debt, net of debt issuance costs	329,775	277,985
Financing obligation, noncurrent	49,397	49,225
Operating lease liabilities, noncurrent	95	114
Warrant liability	11,394	7,214
Total liabilities	422,854	366,479

Commitments and contingencies

Stockholders' (deficit) equity
Common stock, 0.0001 par value, 400,000,000 shares authorized, 8,437,542 and 8,311,229 issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	317,930	318,600
Accumulated deficit	(327,378)	(303,328)
Total stockholders' (deficit) equity	(9,447)	15,273
Total liabilities and stockholders' equity	$413,407	$381,752

LOCAL BOUNTI CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Sales	$8,383	$6,698
Cost of goods sold(1)(2)	7,597	6,419
Gross profit	786	279
Operating expenses:
Research and development(1)(2)	3,487	3,576
Selling, general and administrative(1)(2)	7,598	15,981
Total operating expenses	11,085	19,557
Loss from operations	(10,299)	(19,278)
Other income (expense):
Change in fair value of warrant liability	(4,180)	—
Interest expense, net	(9,608)	(4,299)
Other income	37	50
Net loss	$(24,050)	$(23,527)

Net loss applicable to common stockholders per basic common share:
Basic and diluted	$(2.89)	$(3.04)
Weighted average common shares outstanding:
Basic and diluted	8,325,944	7,727,866

(1) Amounts include stock-based compensation as follows:

	Three Months Ended March 31,
	2024	2023
Cost of goods sold	$21	$87
Research and development	93	738
Selling, general and administrative	(1,048)	5,134
Total stock-based compensation expense, net of amounts capitalized	$(934)	$5,959

(2) Amounts include depreciation and amortization as follows:

	Three Months Ended March 31,
	2024	2023
Cost of goods sold	$1,203	$936
Research and development	797	566
Selling, general and administrative	1,228	1,956
Total depreciation and amortization	$3,228	$3,458

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN PERCENTAGE

	Three Months Ended March 31,
	2024	2023
Sales	$8,383	$6,698
Cost of goods sold	7,597	6,419
Gross profit	786	279
Depreciation	1,203	936
Stock-based compensation	21	87
Utilities price spike and inclement weather related costs	—	727
Acquisition related integration costs	—	157
Adjusted gross profit	$2,010	$2,186
Adjusted gross margin %	24%	33%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSE TO ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

	Three Months Ended March 31,
	2024	2023
Selling, general and administrative	$7,598	$15,981
Stock-based compensation	1,048	(5,134)
Depreciation and amortization	(1,228)	(1,956)
Business acquisition and strategic transaction due diligence and integration related costs	(842)	(1,552)
Restructuring and business realignment costs	(289)	—
Adjusted selling, general and administrative	$6,287	$7,339

LOCAL BOUNTI CORPORATION
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(in thousands)

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2024	2023
Net loss	$(24,050)	$(23,527)
Stock-based compensation expense	(934)	5,959
Interest expense, net	9,608	4,299
Depreciation and amortization	3,228	3,458
Utilities price spike and inclement weather related costs	—	727
Business acquisition and strategic transaction due diligence and integration related costs	842	1,709
Restructuring and business realignment costs	289	—
Change in fair value of warrant liability	4,180	—
Other income	(37)	(50)
Adjusted EBITDA	$(6,874)	$(7,425)